Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
Rod McGeachy Chief Executive Officer 817-548-0090	Beacon Street Group Kenneth E. Pieper 972-618-6924

Tandy Brands Accessories Announces Preliminary First Quarter 2010 Results

— First Quarter-to-Quarter Revenue Increase in 12 Quarters; Will Swing to Profitability—

Arlington, TX (October 26, 2009) – Tandy Brands Accessories (Nasdaq:TBAC) today announced preliminary financial results for the fiscal 2010 first quarter ended September 30, 2009. The company said that it expects to report net income in the range of $800,000 to $1,200,000, or $0.11 to $0.17 per diluted share, compared to a net loss of $1,280,000, or $0.18 per share, for the first quarter of fiscal 2009. Net sales for the quarter were $37.3 million, an 8 percent increase over net sales of $34.6 million in the first quarter of fiscal 2009.

In addition, the company reiterated its financial guidance for fiscal 2010 of net sales growth of 8 to 12 percent, and a significant improvement in bottom line performance. For fiscal 2009, the company reported net sales of $129.0 million and a net loss of $15.1 million.

“The company will report its first year-over-year quarterly sales increase in 12 quarters,” said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. “Strong contributions from virtually all of our product categories combined to drive the sales growth.”

The company said that it expects to release first quarter results during the week of November 9, 2009.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, small leather goods, eyewear, neckwear and sporting goods, and gifts. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.